Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the following Registration Statements of Medical Properties Trust, Inc., MPT Operating Partnership, L.P. and/or MPT Finance Corporation and in the related Prospectus and Prospectus Supplements of our report dated April 8, 2011, with respect to the consolidated financial statements of Ernest Health, Inc. and Subsidiaries, as of December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, included in the Current Report on Form 8-K, dated January 31, 2012:

•	Form S-4, File No. 333-177186-57, related to the exchange offer for 6.875% Senior Note due 2021 issued by MPT Operating Partnership, L.P. and MPT Finance Corporation;

•	Form S-3ASR, File No. 333-164889, related to the unspecified indeterminate shelf registration of common stock and preferred stock of Medical Properties Trust, Inc.;

•	Form S-3, File No. 333-152301, related to the resale of common stock of Medical Properties Trust, Inc.;

•	Form S-3, File No. 333-141100, related to the resale of common stock of Medical Properties Trust, Inc.;

•	Form S-3, File No. 333-121883, related to the resale of common stock of Medical Properties Trust, Inc.;

•	Form S-8, File No. 333-161409, related to the Second Amended and Restated Medical Properties Trust, Inc.’s 2004 Equity Incentive Plan;

•	Form S-8, File No. 333-130337, related to the Amended and Restated Medical Properties Trust, Inc.’s 2004 Equity Incentive Plan; and

•	Form S-8, File No. 333-126574, related to the Amended and Restated Medical Properties Trust, Inc.’s 2004 Equity Incentive Plan.

/s/ Ernst & Young LLP

Phoenix, Arizona

January 31, 2012